Exhibit 10.53

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “ Amendment ”) is made as of the 11th day of February 2019 (the “Effective Date ”) by and between BPR 293 EQUITY PARTNERS, LLC , a Massachusetts limited liability company (“Landlord ”), and VALERITAS, INC ., a Delaware corporation (“ Tenant ”).

RECITALS

A. Pursuant to that certain lease dated as of May 10, 2017 (the “ Original Lease ”), Landlord, as successor-in-interest to RFP Lincoln 293, LLC, a Massachusetts limited liability company, leases to Tenant certain premises in a building located at 293 Boston Post Road, Marlborough, Massachusetts (the “ Building ”), which premises consist of approximately 10,203 rentable square feet of space on the third (3rd) floor of the Building (the “ Third Floor Space ”) and approximately 4,968 rentable square feet of space on the lower level of the Building (the “ Lower Level Space ”), which Original Lease was amended by that certain Term Commencement Date Agreement dated as of December 19, 2017 (the Original Lease, as so amended, the “ Existing Lease ”). The Third Floor Space and the Lower Level Space collectively contain approximately 15,171 rentable square feet and are collectively referred to herein as the “ Existing Premises .”

B.      Landlord and Tenant now desire to amend the Existing Lease to add certain additional space on the third (3rd) floor of the Building, adjacent to the Third Floor Space (the “ Expansion Premises ”), as shown on Exhibit A hereto, to extend the term thereof, and in certain other respects, all as more particularly set forth below.

C.      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.      Definitions . Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Existing Lease. The Existing Lease, as amended and affected by this Amendment, is hereinafter referred to as the “ Lease .” The above recitals are incorporated into and made a part of this Amendment by this reference.

2.      Premises . As of the Expansion Premises Commencement Date (as defined in Section 7(a) below), Landlord hereby leases to Tenant, and Tenant hereby accepts, the Expansion Premises, subject to and with the benefit of the terms, covenants, conditions, and provisions of the Lease, and the lease of the Expansion Premises by Tenant shall be on all of the terms, covenants and provisions of the Existing Lease, except as modified by this Amendment. The anticipated Expansion Premises Commencement Date is estimated to be May 15, 2019 (the “ Target Expansion Premises Commencement Date ”). From and after the Expansion Premises Commencement Date, all references to the “Premises” in this Amendment and the Lease shall be deemed to refer to the Existing Premises and the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Existing Lease, from and after the Expansion Premises Commencement Date, the Third Floor Space and the Expansion Premises shall be deemed to contain 15,259 rentable square feet in the aggregate. In addition to Landlord’s Expansion Premises Work, Landlord, at its expense, shall deliver the Expansion Premises on the Expansion Premises Commencement Date (i) free from asbestos-containing materials and any other materials recognized by law to be “hazardous” or “toxic,” (ii) otherwise in compliance with all applicable laws and codes, (iii) with the heating, ventilating and air conditioning (HVAC), electrical, plumbing, mechanical and fire/life safety systems serving the Expansion Premises in good working order, and (iv) vacant, free from personal property. Notwithstanding anything herein to the contrary, Tenant shall not be responsible for the costs and expenses incurred in connection with the removal or remediation of Hazardous Material that is not in compliance with applicable law as of the Expansion Premises Commencement Date and which is located in, on or under the Building or the Property prior to the Expansion Premises Commencement Date unless such Hazardous Material was brought on to the Property by Tenant or its agents. Landlord hereby represents that, to its actual knowledge, there are currently no Hazardous Materials in the Expansion Premises.

3.      Term . Notwithstanding anything to the contrary contained in the Existing Lease, the Lease Term is hereby extended by two (2) years, commencing on March 1, 2024 and, unless earlier terminated or extended in accordance with the Lease, terminating on February 28, 2026 (the “ Extended Term ”). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that the extension of the Lease Term for the Extended Term is subject to Landlord’s delivery of the Expansion Premises to Tenant in accordance herewith.

4.      Base Rent . Notwithstanding anything to the contrary in the Existing Lease, from and after the Expansion Premises Commencement Date (but in no event earlier than June 1, 2019), Tenant shall pay Base Rent for the Premises as follows:

Third Floor Space and Expansion Premises :

Lease Period	Annual Base Rent	Monthly Installment of Base Rent
From the later of (i) the Expansion Premises Commencement Date; and (ii) June 1, 2019 until the day immediately prior to the four (4) month anniversary thereof	$196,407.75 (calculated on the basis of $19.25/r.s.f. on 10,203 r.s.f. only)	$16,367.31
From the four (4) month anniversary of the later of (i) the Expansion Premises Commencement Date; and (ii) June 1, 2019 until October 31, 2019	$274,870.75 (calculated on the basis of $19.25/r.s.f. on 14,279 r.s.f. only)	$22,905.90
November 1, 2019 to October 31, 2020	$285,580.00 (calculated on the basis of $20.00/r.s.f. on 14,279 r.s.f. only)	$23,798.33
November 1, 2020 to October 31, 2021	$296,289.25 (calculated on the basis of $20.75/r.s.f. on 14,279 r.s.f. only)	$24,690.77
November 1, 2021 to October 31, 2022	$306,998.50 (calculated on the basis of $21.50/r.s.f. on 14,279 r.s.f. only)	$25,583.21
November 1, 2022 to February 29, 2024	$317,707.75 (calculated on the basis of $22.25/r.s.f. on 14,279 r.s.f. only)	$26,475.65
March 1, 2024 to February 28, 2025	$350,957.00 (calculated on the basis of $23.00/r.s.f. on 15,259 r.s.f.)	$29,246.42
March 1, 2025 to February 28, 2026	$362,401.25 (calculated on the basis of $23.75/r.s.f. on 15,259 r.s.f.)	$30,200.10

Lower Level Space which includes 4,968 rentable square feet :

Lease Period	Annual Base Rent	Per Square Foot	Monthly Installment of Base Rent
February 1, 2019 to October 31, 2019	$36,018.00	$7.25	$3,001.50
November 1, 2019 to October 31, 2020	$37,260.00	$7.50	$3,105.00
November 1, 2020 to October 31, 2021	$38,502.00	$7.75	$3,208.50
November 1, 2021 to October 31, 2022	$39,744.00	$8.00	$3,312.00
November 1, 2022 to February 29, 2024	$40,986.00	$8.25	$3,415.50
March 1, 2024 to February 28, 2025	$42,228.00	$8.50	$3,519.00
March 1, 2025 to February 28, 2026	$43,470.00	$8.75	$3,622.50

5.      Tenant’s Proportionate Share . Notwithstanding anything to the contrary in the Existing Lease, from and after the Expansion Premises Commencement Date, Tenant’s Proportionate Share shall be 11.32% (based upon the rentable square feet of the Premises (including the Third Floor Space, the Lower Level Space and the Expansion Premises) of approximately 20,227, and total rentable Building square footage of approximately 178,697 square feet).

6.      Parking . Notwithstanding anything to the contrary in the Existing Lease, from and after the Expansion Premises Commencement Date, Tenant shall have the right to use sixty-eight (68) parking spaces in the parking areas serving the Building, on a non-exclusive, “as available” basis, based on a parking ratio of 3.4 spaces per 1,000 rentable square feet of the Premises.

7.      Expansion Premises Work .

(a)      Landlord shall perform work in the Expansion Premises to prepare it for Tenant’s occupancy (the “ Expansion Premises Work ”), pursuant to the plan attached hereto as Exhibit B (“ Approved Plans ”), using Building standard materials and finishes. Subject to any Tenant Delays and Force Majeure Events, Landlord shall use commercially reasonable efforts to substantially complete the Expansion Premises Work on or before the Target Expansion Premises Commencement Date; provided, however, that Landlord shall have no liability whatsoever to Tenant in the event that Landlord shall fail for any reason whatsoever to substantially complete the Expansion Premises Work on or before such date. Notwithstanding the foregoing, in the event Landlord fails to substantially compete the Expansion Premises Work on or before September 15, 2019, Tenant shall have the right, upon thirty (30) days’ prior written notice to Landlord and Landlord’s Mortgagee, to perform or cause to be performed the Expansion Premises Work in accordance with the plans and specifications therefor, unless, within such thirty (30) day period, Landlord substantially completes the Expansion Premises Work. In the event that Tenant exercises this option of self-help, Landlord shall reimburse Tenant for the costs reasonably incurred by Tenant in connection therewith within thirty (30) days of receipt of a request from Tenant together with reasonable and customary back-up documentation. Landlord hereby grants to Tenant, its contractors, agents and employees a temporary right and easement to enter upon any portion of the Expansion Premises for the purpose of performing any such portion or all of the Expansion Premises Work. Tenant shall not be obligated to pay Rent with respect to the Expansion Space while Tenant is performing the Expansion Premises Work. Landlord covenants and represents that the Expansion Work shall be completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements, including without limitation, all applicable permits and governmental approvals in connection therewith. Furthermore, during the performance of the Expansion Premises Work, Landlord agrees to use commercially reasonable efforts to minimize any material interference with Tenant’s business in the Existing Premises. The Expansion Premises Work shall be deemed to be substantially completed as of the date (i) when the Expansion Premises are in substantial accordance with Exhibit B , even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord, as determined by Landlord’s architect, in such architect’s sole reasonable discretion; and (ii) Tenant is permitted, in accordance with applicable Legal Requirements, to occupy the Expansion Premises for the conduct of its business and Tenant has been notified thereof (which notification may be verbal). Such date is referred to herein as the “ Expansion Premises Commencement Date .” Landlord hereby agrees that it shall keep Tenant reasonably appraised of the status of the Expansion Premises Work and the anticipated Expansion Premises Commencement Date. Landlord shall have no obligation to perform any work not shown on Exhibit B . Landlord shall complete any punch-list items that remain to be performed by Landlord, if any, within thirty (30) days after the Expansion Premises Commencement Date. Tenant shall notify Landlord within thirty (30) days of Tenant’s occupancy of the Expansion Premises of any portion of the Expansion Premises Work, including punch-list items, that remains incomplete or any manner in which the Expansion Premises is not in the condition required to be delivered pursuant to this Section 7 . Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of the Expansion Premises Work fully, properly and in accordance with the terms hereof or to require Landlord to perform any further Expansion Premises Work.

(b)      Subject to Section 7(c ) below and Tenant’s obligation to pay for the cost of all Change Orders in accordance therewith, Tenant shall be responsible for Sixteen Thousand Five Hundred and 00/100 Dollars ($16,500.00) of the cost of the Expansion Premises Work (the “ Tenant’s Cost ”) and Landlord shall be responsible for the balance of the cost of the Expansion Premises Work. Tenant shall pay Tenant’s Cost to Landlord within thirty (30) days of the Effective Date and any delay by Tenant in paying the Tenant’s Cost to Landlord shall constitute a Tenant Delay hereunder. Landlord shall have no obligation hereunder to commence the Expansion Premises Work until Tenant has paid the Tenant’s Cost to Landlord. Landlord and Tenant hereby acknowledge and agree that the cost of the Expansion Premises Work shall include a construction management fee payable to Landlord equal to three percent of the total cost of the Expansion Premises Work, as well as costs in connection with engineering and design, as well as construction-related costs and expenses.

(c)      To the extent that Tenant requests any modifications to the Approved Drawings (a “ Change Order ”), and such modification is reasonably acceptable to Landlord and the parties agree in writing to the costs of such Change Order, Tenant shall pay to Landlord, promptly on demand, all costs of such Change Order as reasonably estimated by Landlord’s contractor as of the time of Landlord’s approval of any such modifications requested by Tenant. Tenant shall, if requested by Landlord, execute a work letter confirming such excess costs prior to the time Landlord shall be required to commence work. Landlord shall have no obligation to commence such work unless and until the Tenant shall have paid such excess costs to Landlord. In the event that the actual cost to Landlord of completing any Change Order is greater than the estimate of Landlord’s contractor, then Tenant shall pay to Landlord such difference within ten (10) days after Landlord advises Tenant of such actual cost and submits to Tenant reasonable and customary evidence substantiating such actual cost. The costs of any Change Order may include a construction management fee, as more particularly described above.

(d)      As used in this Amendment, a “ Tenant Delay ” means each day of delay in the performance of the Expansion Premises Work that occurs because (a) Tenant requests any change to the Approved Plans, or (b) Tenant or any agent, contractor, or employee of Tenant otherwise delays the completion of the Expansion Premises Work (provided that Landlord shall notify Tenant within twenty-four (24) hours of such request or act or omission of Tenant or any agent, contractor or employee of Tenant that such request, act or omission constitutes a Tenant Delay hereunder). In the event that the Expansion Premises Work shall not be substantially completed by Landlord on or before the day immediately preceding the Target Expansion Premises Commencement Date as a result of the occurrence of a Tenant Delay, then in such event, (a) for all intents and purposes of this Amendment, the Expansion Premises Work shall be deemed to have been substantially completed by Landlord as of the date Landlord shall determine, in its reasonable discretion, that Landlord would have substantially completed the Expansion Premises Work but for the occurrence of such Tenant Delay; and (b) the Expansion Premises Commencement Date shall be the day after the date determined by Landlord to be the date as of which Landlord would have substantially completed the Expansion Premises Work but for the occurrence of such Tenant Delay.

(e)      Provided no Default of Tenant or event that, with the passage of time or notice would constitute a Default of Tenant under the Lease, then exists under the Lease, Tenant and Tenant’s vendors shall have access to the Expansion Premises prior to the Expansion Premises Commencement Date for the sole purpose of installing telecommunications, audio-visual and other similar wiring and equipment and Tenant’s furniture and fixtures therein. Any such early entry upon the Expansion Premises by Tenant or any of the agents, employees, and contractors of Tenant shall be at Tenant’s sole risk and expense and shall be upon all of the terms and conditions of the Lease (including, without limitation, all of the terms and conditions of the Lease with respect to insurance and indemnification obligations) except for Tenant’s obligation to pay Rent or Additional Rent with respect to the Expansion Premises. Further and at Tenant’s sole cost and expense, Tenant shall cooperate, fully and in all respects, and cause its agents, employees, and contractors to cooperate, fully and in all respects, with Landlord and all of the agents, employees, and contractors of Landlord so as not to delay, hinder, limit, or in any way impede the construction and/or installation by Landlord of any of the Expansion Premises Work.

8.      Utilities .    Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Existing Lease, the Lower Level Space is presently separately metered with respect to electricity usage and that the Expansion Premises are not presently separately metered with respect to electricity usage. If Tenant elects to cause the Expansion Premises to be separately metered for electricity usage, such meters may be included in the Expansion Premises Work as a Change Order and the cost thereof shall be paid by Tenant in accordance with Section 7(c) above. In the event that Tenant elects not to cause the Expansion Premises to be separately metered, Landlord shall have the right to invoice Tenant, and Tenant shall pay when Rent is due its equitable portion of electricity usage for the Expansion Premises as reasonably determined by Landlord. Landlord, upon request of Tenant, shall provide reasonable backup for such electricity usage charges invoiced to Tenant. Landlord and Tenant hereby acknowledge and agree that the current charge for electricity usage for the Expansion Premises shall be [$2.36] per square foot of the Expansion Premises per annum.

9.      Condition of the Premises . Tenant acknowledges and agrees that, subject to Landlord’s obligations as expressly set forth in the Existing Lease and in this Amendment, Tenant is leasing the Premises in their “as is,” “where is” condition and with all faults, without representations or warranties, express or implied, in fact or by law, and without recourse to Landlord. Tenant acknowledges that it has been occupying the Existing Premises and has found the same satisfactory. Tenant agrees that, subject to Landlord’s obligations as expressly set forth in the Lease, Landlord shall have no obligation to perform any work of construction or repair to render the Existing Premises or the Expansion Premises fit for use or occupation, or for Tenant’s particular purposes or to make them acceptable to Tenant. Except as expressly provided herein, Landlord shall not be obligated to provide any rental abatements, improvement allowances, or other payments, credits or allowances of any kind with respect to this Amendment.

10.      Brokerage . Landlord and Tenant hereby each represent and warrant that it has dealt with no broker in connection with the negotiation or execution of this Amendment other than Lincoln Property Group (the “ Broker ”). Landlord and Tenant agree to indemnify each other against any costs incurred by the other party (including reasonable attorneys’ fees) if the foregoing representations are untrue. Landlord shall pay directly to the Broker any commissions and/or fees that are payable to the Broker with respect to this Amendment under the terms of a separate agreement. The foregoing indemnification obligations shall survive the expiration or any termination of the Lease.

11.      Ratification of Lease . Except as amended and modified by this Amendment, all the terms, provisions, agreements, covenants and conditions of the Lease are hereby affirmed and ratified, including without limitation, Tenant’s right to extend the Lease Term pursuant to Section 3.2 of the Existing Lease and Tenant’s right of first offer pursuant to Section 2.3 of the Existing Lease From and after the date hereof, all references to the Lease shall mean the Lease as amended hereby, and to the extent there is any conflict between the provisions of the Lease prior to the date hereof and this Amendment, the terms of this Amendment shall take precedence and be controlling. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) Landlord and Tenant are and remain in good standing and the Lease is in full force and effect, and (b) neither Landlord nor Tenant has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

12.      Execution/Entire Agreement . This Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties. This Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in counterparts all of which taken together shall constitute an original executed document.

13.      Transmission of Amendment by Facsimile or PDF . The transmission of a signed counterpart of this Amendment by facsimile or by portable document file (“PDF”) shall have the same force and effect as delivery of an original signed counterpart of this Amendment, and shall constitute valid and effective delivery for all purposes. If either party delivers a signed counterpart of this Amendment by transmission of a facsimile or PDF, it shall also send to the other party, promptly upon the request of such other party, by overnight courier or personal delivery a signed original counterpart of this Amendment, but failure to do so shall not render this Amendment void or voidable by either party.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:
BPR 293 EQUITY PARTNERS, LLC , a Massachusetts limited liability company

By: s/ Kambiz Shahbazi ____________
Kambiz Shahbazi, Manager

TENANT:
VALERITAS, INC.

By: s/ Erick Lucera ______________
Name: Erick Lucera
Title: Chief Financial Officer